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                                                                    EXHIBIT 10.2

                                                           STRICTLY CONFIDENTIAL

                                    CONTRACT

                                     BETWEEN
              DISCOVER BROKERAGE DIRECT, INC("DISCOVER BROKERAGE")

                                       AND

              AETHER TECHNOLOGIES INTERNATIONAL, L.L.C. ("AETHER")

Discover Brokerage and Aether hereby enter into a definitive and binding contractual agreement (the "Agreement") for purposes of the development, implementation, sale and support of a wireless financial data access and trading product for sale to certain Discover Brokerage Accountholders (the "Subscribers") within the United States of America hereto (the "Territory"). The product would be known as "Discover Brokerage TradeRunner(SM)" (the "Product") and would provide Subscribers with mobile device access to real-time Discover Brokerage account, trading and financial market information. The Product would initially source data from Discover Brokerage host computer systems along with market data and news from Reuters SelectFeed Plus platform, or such additional or replacement feeds product(s) as mutually agreed to by Discover Brokerage and Aether. (the "Discover Brokerage Service").

1      Term.

The Agreement shall take effect on execution, continue for three years, and shall automatically renew thereafter for additional one year terms, unless, prior to any additional one year term, either party provides the other party sixty (60) days' prior written notice of termination. Ninety(90) days prior to the termination or expiration of this agreement, the parties agree to negotiate in good faith the terms and conditions of a licensing agreement for use of Aether's intellectual property relating to the Discover Brokerage TradeRunner(SM) Product.

2      Responsibilities of Aether.

System Development

a) Aether shall be responsible for all development activity associated with the wireless data system (the "System") necessary for operation and delivery of the Product including, but not limited to application software development, network development and integration.

Software Development

b) Aether shall be responsible for all custom software development required to support the Product including, but not limited to host system interface, application development and network interface.

Network Operations

c) Aether shall manage, operate and maintain the System in accordance with specifications and service levels to be agreed to by the parties, which shall include, but not be limited to, network management, operational management, and the day-to-day operating environment.

Hardware

d) Aether shall initiate and maintain relationships with all hardware vendors on favorable terms. Hardware selected shall meet the specifications to be agreed upon by the parties. Aether shall arrange for maintenance and repair of the same, and will provide the Discover Brokerage Service in accordance with standards to be agreed upon by the parties.


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Billing/Order Entry

e) Aether shall develop, implement and maintain order-entry and billing systems for the Product. These systems shall provide administration, permissioning and depermissioning.

Customer Support Vendor Relations

f) Aether shall develop, implement and manage customer support including but not limited to, 8:30 AM -- 8:00 PM EST Monday through Friday, and shall manage and coordinate relationships with third party suppliers such as airtime providers and hardware vendors. Aether agrees's to implement 24/7 customer service within 6 months from execution of this Agreement.

Third Party Agreements

g) Aether shall obtain any and all licenses and consents, and enter into and comply with any applicable third party agreements, as may be necessary to fulfill its obligations under the Agreement, including but not limited to Exchange Agreements.

Subscriber Exchange Fees

h) Aether Technologies shall be responsible for any exchange fees associated with the receipt of real time market data.

3      Responsibilities of Discover Brokerage.

Tools and Documentations

a) Discover Brokerage shall provide to Aether Technologies, at no charge, all required software, tools, and documentation required to implement this system.

DataFeeds

b) Discover Brokerage shall grant to Aether a non-exclusive, non-transferable license to receive and distribute the Discover Brokerage Service information through the Product only within the Territory. Aether shall receive the Discover Brokerage Service during the term of the Agreement without payment of Subscription fees and installation costs.

Telecommunication Equipments

c) Discover Brokerage shall provide all communication lines and equipment required to implement this system. Discover Brokerage shall transmit the Discover Brokerage Service to Aether free of any telecommunication charges. Discover Brokerage shall maintain a development, as well as, production environment.

Sales and Marketing

d) In consideration of Aether having developed the System at its own expense and its undertaking not to seek compensation for said development costs from Discover Brokerage, Discover Brokerage commits itself to a marketing and advertising campaign for the product that is representative of its normal business practices for similar products. Discover Brokerage shall commit itself to soliciting news, and print media attention to the impending Products release and subsequent to that release date. Discover Brokerage shall define and document a marketing and sales plan illustrating a commitment of no less than $250,000. This plan shall be developed within the first month after activation of this contract.

Product Launch Plan

e) Discover Brokerage shall budget, develop and implement marketing and sales plans which shall include, but not be limited to, product launch schedules, beta test program Subscriber identification, beta testing, marketing materials, sales projections, sales force training, and public relations releases. The plan shall be developed as part of an agreed to Product development plan and schedules.


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Future Requirements

f) Discover Brokerage shall cooperate in the identification and the development of mutually agreed to Product enhancements.

Trading Fees

g) Discover Brokerage shall be responsible for any trading fees other than payments for real time quotes associated with subscribers using this system.

Web Site

h) Discover Brokerage shall undertake as per its normal course of promotion for products and services, add the Discover Brokerage TradeRunner(SM) product information to the appropriate internet sites for said products. Aether Technologies shall provide a companion web site for Product information, Product ordering, and customer support.

4      Cooperation.

Roles and Responsibilities

a) Discover Brokerage and Aether agree to reasonably cooperate with one another to facilitate the achievement of their respective responsibilities, and to document, as necessary, all relevant plans, schedules, models and procedures mentioned above. Aether Technologies and Discover shall assign a project manager for the duration of this agreement.

Future Development

b) All upgrades, modifications, enhancements to the Product, System, Software, Discover Brokerage Service and the use of other devices shall be mutually agreed upon in writing by the parties before any work commences. The parties shall decide, on a case by case basis, the source of funds for such upgrades, modifications and enhancements.

Hardware Purchase

c) Discover Brokerage shall retain the right upon (90) day written notice to contract for and purchase all hardware for the Product for sale to Subscribers. Discover Brokerage shall assign any applicable warranties from hardware vendors to the Subscribers.

Insurance

d) Should Discover Brokerage execute its right to purchase hardware during the term, Discover Brokerage will maintain sufficient insurance coverage for the inventory of hardware stored at Aether to recover the value of the hardware in the event of damage, loss or theft. Aether shall take reasonable commercial precautions to safeguard the hardware inventory at the Premises.

Training

e) Discover Brokerage and Aether will jointly work towards a plan whereby both parties may participate where appropriate in an Onsite training session with the Discover, organization Discover Brokerage shall undertake to establish an ongoing training cycle in accordance with Discover Brokerage normal practices. Aether shall also provide phone support for training purposes.

Devices

f) Discover Brokerage and Aether agree to develop this application on Palm and Windows CE devices., Aether and Discover Brokerage shall decide, on a case by case basis, the source of funds for such new devices, product upgrades, system modifications and application enhancements.

Subscriber/User Manual


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g)     Aether will where practical supply Discover Brokerage with a user guide for Subscribers in sufficient quantities so as to meet demand.

5      Ownership.

Software

a) Discover Brokerage and Aether agree that the System along with the Software shall be the property of Aether Technologies.

Trademark

b) Discover Brokerage and Aether agree to "brand" the Product as "Discover Brokerage TradeRunner(SM)," which trademark shall be the property of Discover Brokerage. Discover Brokerage has the responsibility for any and all legal costs associated with trademarking the name.

6      Financials.

Monthly Fees

a) In consideration of Aether being responsible for managing the Subscriber provisioning, permissioning, activation, customer service, network and systems management, technical support, software development, billing, collections, managing carrier relationships, and managing airtime, Aether will charge a monthly fee to Subscribers inclusive of the above mentioned items for $69.00 per month plus applicable exchange fees plus an additional $10 per month for full news stories. Aether will also bundle much of its current MarketClip functionality into the Discover Brokerage TradeRunner(SM) application free of any additional fees.

Hardware Costs

b) In consideration of Aether having developed the product in accordance with Discover Brokerage requirements and choice of platform delivery mechanisms, Aether shall charge the Subscribers according to the current market price of the device(s).

Aether shall undertake (within 30 days of written notification) to reduce the price of subscriber hardware to a price not greater than the vendors published price schedule that reflects a deduction in price for the aforementioned hardware models.

New Hardware Models

Aether shall advise Discover Brokerage from time to time as to the upcoming release of new hardware models and advise Discover Brokerage as to the efficacy of adopting the new model as the defacto hardware for subscribers.

Subscriber Term

The Subscriber shall enter into a one year agreement for the Discover Brokerage TradeRunner(SM) service. Should the subscriber at any time after an initial 15 day trial decide to cancel the Discover Brokerage TradeRunner(SM) service the Subscriber shall be held accountable for payment of 75% of the remaining contract fees.

Subscriber Exchange Fees

c.)    It is understood that exchange fees associated with the receiving of real time market data shall be paid by the subscriber and are in addition to the monthly fees.

Trading Fees

d) Discover Brokerage shall be responsible for any trading fees other than payments for real time quotes associated with subscribers using this system.

Activation

e) Aether shall be entitled to receive a one time activation and handling fee of $69.00 per new subscriber to be paid by the Subscriber.


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7      Confidentiality.

a) Each party acknowledges that it has received, and will during the term of this agreement, receive confidential or proprietary information regarding the business or products of the other party. Each party will maintain the confidentiality of such information, provided that it is designated in writing as confidential, proprietary, or marked with words of similar import, or if orally conveyed, is reduced to writing and delivered to the receiving party by the disclosing party within 10 days of oral conveyance. Each party agrees that if the proposed transaction is not consummated for any reason, it will return to the other party all confidential material or information without retaining any copies thereof. No disclosure of this Agreement in principle or the subject matter hereof shall be made without the mutual consent of both parties.

b)     Confidential information shall not include information which:

       i) at or prior to the time of disclosure by the disclosing party was known to the receiving party;

       ii) at or after the time of disclosure by the disclosing party becomes generally available to the public other than through any act or omission on the receiving party's part;

       iii) is developed by the receiving party independent of any confidential information it receives from the disclosing party;

       iv) the receiving party receives from a third party free to make such disclosure without breach of any legal obligation; or

       v) is required to be disclosed pursuant to any order, subpoena or document discovery request.

8      Exclusivity.

a) Aether from the effective date of this Agreement shall not license any rights to the executable software and source code that constitutes the Discover Brokerage specific back office trading and account management interfaces, to any competitor of Discover Brokerage for the purpose of the wireless transmission of Discover Brokerage information. This capability is embodied and implemented within a single software library, titled, Discover.dll. It is understood that Aether having bundled MarketClip functionality into the Discover Brokerage TradeRunner(SM) product that functionality shall not be considered part of this exclusivity clause. Aether has retained full rights to the MarketClip product and shall NOT be bound or restricted in its ability to market the product to Discover Brokerage competitors. It is also understood that Aether has utilized Aether's proprietary AIM executable software components and source code(AIM) in the Discover Brokerage TradeRunner(SM) product that AIM shall not be considered part of this exclusivity clause. Aether has retained full rights to the AIM product and shall NOT be bound or restricted in its ability to market the product to Discover brokerage competitors.

9      Liability

Aether shall not be liable for any entered order, trade account or position inquiry by a Subscriber or user of the device that results in financial loss or injury to the respective client or holder of said account.

NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT AND/OR, CONSEQUENTIAL DAMAGES OF ANY KIND, RESULTING FROM EITHER PARTY'S PERFORMANCE OR FAILURE TO PERFORM PURSUANT TO THE TERMS OF THIS AGREEMENT OR RESULTING FROM THE FURNISHING, PERFORMANCE OR USE OR LOSS OF ANY LICENSED PRODUCTS OR OTHER MATERIALS DELIVERED TO DISCOVER BROKERAGE THEREUNDER, INCLUDING WITHOUT LIMITATION ANY INTERRUPTION OF BUSINESS, WHETHER RESULTING FROM BREACH OF CONTRACT OR BREACH OF WARRANTY, EVEN IF THE PARTIES HERETO HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10     Press Releases.

Neither Aether nor Discover Brokerage or their respective affiliates shall issue any press release or make any other public statement relating to this Contract or the transactions contemplated hereby unless required


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by law, regulation, court order or the rules of any applicable stock exchange or regulatory authority or approved in writing by the other party.

Discover Brokerage agrees to make press releases and public relations announcements of its impending release of the Discover Wireless Trading System application upon completion of its internal QA cycle. Discover Brokerage may at its discretion choose to have Aether undertake to coordinate that effort on its behalf subject to any Discover Brokerage internal approval processes.

11     Termination.

a) Termination for Breach. If a party (the "Defaulting Party") is in material breach of or default under this Agreement, and the Defaulting Party does not remedy that breach or default within thirty (30) calendar days after receipt from the other party of written notice of that default or breach, the other party shall after the expiration of such thirty (30) calendar day period have the right to terminate this Agreement unless the Defaulting Party has commenced steps to remedy such breach or default and effects a cure within thirty (30) days of receipt of the default notice.

Termination in Event of Bankruptcy. Either party may terminate this Agreement at any time by written notice in the event that the other: (i) files a voluntary petition in bankruptcy or under any similar insolvency law; (ii) makes an assignment for the benefit of creditors; (iii) has filed against it any involuntary petition in bankruptcy or under any similar insolvency law if any such petition is not dismissed within sixty (60) days after filing; or (iv) has a receiver appointed for, or a levy or attachment made against, substantially all of its assets, if any such petition is not dismissed or such receiver or levy or attachment is not discharged within sixty (60) days after the filing or appointment.

12)    Assignment

Notwithstanding any other terms of this agreement, Discover Brokerage may, subject to Aether's prior consent which consent will be not unreasonably withheld, transfer this agreement to another wholly-owned subsidiary of Morgan Stanley Dean Witter & Co. Discover Brokerage agrees to provide Aether reasonable notice of any such transfer. Aether may assign this agreement to any successor to its business

13)    Governing Law

This Agreement shall be governed by New York law without regard to conflicts of law principles

           DISCOVER BROKERAGE                     AETHER TECHNOLOGIES
                                                  INTERNATIONAL, L.L.C.


      /s/ JOHN F. FAY                             /s/ David S. Oros
----------------------------------        -------------------------------------
          Signature                                     Signature


   JOHN F. FAY  FVP, CONTROLLER                       PRESIDENT/CEO
----------------------------------        -------------------------------------
     Name and Title (printed)                     Name and Title (printed)


            8/5/99                                      8/5/99
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             Date                                        Date